Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-211718

The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 18, 2019.

Pricing Supplement dated April , 2019 to the

Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016 and

Prospectus Dated June 30, 2016

The Toronto-Dominion Bank

$[n]

Autocallable Contingent Interest Barrier Notes Linked to the Least Performing of the Shares of the iShares® MSCI Emerging Markets ETF, the Shares of the Invesco QQQ TrustSM, Series 1 and the Shares of the SPDR® S&P 500® ETF Trust Due on or about April 20, 2022

The Toronto-Dominion Bank ("TD" or “we”) is offering the Autocallable Contingent Interest Barrier Notes (the “Notes”) linked to the least performing of the shares of the iShares® MSCI Emerging Markets ETF, the shares of the Invesco QQQ TrustSM, Series 1 and the shares of the SPDR® S&P 500® ETF Trust (each, a “Reference Asset” and together, the “Reference Assets”).

The Notes will pay a Contingent Interest Payment on a Contingent Interest Payment Date (including the Maturity Date) at a per annum rate of 6.50% (the “Contingent Interest Rate”) only if, on the related Contingent Interest Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value, which is equal to 65.00% of its Initial Value. The Notes will be automatically called if, on any Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value. If the Notes are automatically called, on the first following Contingent Interest Payment Date (the “Call Payment Date”), we will pay a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed under the Notes. If the Notes are not automatically called, the amount we pay at maturity, in addition to any Contingent Interest Payment otherwise due, if anything, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (each, its “Final Value”) relative to its Barrier Value, which is equal to 65.00% of its Initial Value, calculated as follows:

•          If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:

the Principal Amount of $1,000

•          If the Final Value of any Reference Asset is less than its Barrier Value:

the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Least Performing Percentage Change

In this scenario, investors will suffer a loss on their initial investment that is proportionate to the Reference Asset with the lowest percentage change from its Initial Value to its Final Value (the “Least Performing Reference Asset”) over the term of the Notes. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

The Notes do not guarantee the payment of any Contingent Interest Payments or the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date) and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. If the Final Value of any Reference Asset is less than its Barrier Value, investors may lose up to their entire investment in the Notes. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.

The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-ES-ETF-1 dated July 8, 2016 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on or about April 26, 2019 against payment in immediately available funds.

The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be between $945.00 and $965.00 per Note, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-9 and “Additional Information Regarding the Estimated Value of the Notes” on page P-28 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.

	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Note	$1,000.00	Up to $40.00	At least $960.00
Total	$	$	$

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

1 Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $960.00 (96.00%) per Principal Amount of the Notes.

2 TD Securities (USA) LLC (“TDS”) will receive a commission of up to $40.00 (4.00%%) per $1,000.00 principal amount of the Notes and may use all or a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes, or will offer the Notes directly to investors. TDS may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $40.00 per Note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-27 of this pricing supplement.

 Autocallable Contingent Interest Barrier Notes Linked to the Least

Performing of the Shares of the iShares® MSCI Emerging Markets ETF,

the Shares of the Invesco QQQ TrustSM, Series 1 and the Shares of the

SPDR® S&P 500® ETF Trust Due on or about April 20, 2022

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Contingent Interest Barrier Notes
Term:	Approximately 3 years, subject to an automatic call
Reference Assets:	The shares of the iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM, the “EEM Fund”), the shares of the Invesco QQQ TrustSM, Series 1 (Bloomberg ticker: QQQ, the “QQQ Fund”) and the shares of the SPDR® S&P 500® ETF Trust (Bloomberg ticker: SPY, the “SPY Fund”)
Target Indices:	With respect to the EEM Fund, the MSCI® Emerging Markets IndexSM. With respect to the QQQ Fund, the Nasdaq-100 Index®. With respect to the SPY Fund, the S&P 500® Index.
CUSIP / ISIN:	89114QN46 / US89114QN465
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	April 18, 2019
Issue Date:	April 26, 2019, which is five Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), trades in the secondary market generally are required to settle in two Business Days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in five Business Days (“T+5”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Final Valuation Date:	The final Contingent Interest Observation Date, as described below under “Contingent Interest Observation Dates” and as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.
Maturity Date:	The second Business Day following the Final Valuation Date, subject to postponement as described below under “Contingent Interest Observation Dates”.

TD SECURITIES (USA) LLC	P-1

Call Feature:

If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, will pay you a cash payment equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed to you under the Notes.

Call Threshold Value:

With respect to the EEM Fund, $[n] (100.00% of its Initial Value, to be determined on the Pricing Date).

With respect to the QQQ Fund, $[n] (100.00% of its Initial Value, to be determined on the Pricing Date).

With respect to the SPY Fund, $[n] (100.00% of its Initial Value, to be determined on the Pricing Date).

Each Call Threshold Value is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Call Observation Dates:	Quarterly, on the 18th calendar day of each January, April, July and October, commencing on July 18, 2019 and ending on January 18, 2022, or, if such day is not a Trading Day, the next following Trading Day. If a Market Disruption Event occurs or is continuing with respect to a Reference Asset on any Call Observation Date, the Call Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no Market Disruption Event occurs or is continuing for that Reference Asset. In no event, however, will any Call Observation Date for any Reference Asset be postponed by more than ten Trading Days. If the determination of the Closing Value of a Reference Asset for any Call Observation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the Market Disruption Event. For the avoidance of doubt, if on any Call Observation Date, no Market Disruption Event is occurring with respect to a particular Reference Asset, the Call Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a Market Disruption event with respect to another Reference Asset. If a Call Observation Date is postponed, the corresponding Call Payment Date will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).
Call Payment Date:	If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Call Observation Date, subject to postponement as described above under “Call Observation Dates” if the related Call Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.
Contingent Interest Payment:

If the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:

Principal Amount x Contingent Interest Rate x 1/4

If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.

Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value.

All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.

Contingent Interest Rate:	6.50% per annum.

TD SECURITIES (USA) LLC	P-2

Contingent Interest Barrier Value:

With respect to the EEM Fund, $[n] (65.00% of its Initial Value, to be determined on the Pricing Date).

With respect to the QQQ Fund, $[n] (65.00% of its Initial Value, to be determined on the Pricing Date).

With respect to the SPY Fund, $[n] (65.00% of its Initial Value, to be determined on the Pricing Date).

Each Contingent Interest Barrier Value is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Contingent Interest Observation Dates:	Quarterly, on the 18th calendar day of each January, April, July and October, commencing on July 18, 2019 and ending on April 18, 2022 (the “Final Valuation Date”), or, if such day is not a Trading Day, the next following Trading Day. If a Market Disruption Event occurs or is continuing with respect to a Reference Asset on any Contingent Interest Observation Date for any Reference Asset, the Contingent Interest Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no Market Disruption Event occurs or is continuing for that Reference Asset. In no event, however, will any Contingent Interest Observation Date for any Reference Asset be postponed by more than ten Trading Days. If the determination of the Closing Value of a Reference Asset for any Contingent Interest Observation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the Market Disruption Event. For the avoidance of doubt, if on any Contingent Interest Observation Date, no Market Disruption Event is occurring with respect to a particular Reference Asset, the Contingent Interest Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a Market Disruption event with respect to another Reference Asset. If a Contingent Interest Observation Date (or the Final Valuation Date) is postponed, the corresponding Contingent Interest Payment Date (or Maturity Date) will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).
Contingent Interest Payment Dates:	With respect to each Contingent Interest Observation Date, the second Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date, subject to postponement as described above under “— Contingent Interest Observation Dates” or, if such day is not a Business Day, the next following Business Day.
Payment at Maturity:

If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:

If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:

Principal Amount of $1,000.

If the Final Value of any Reference Asset is less than its Barrier Value:

$1,000 + $1,000 x Least Performing Percentage Change.

All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:

With respect to the EEM Fund: $[n] (to be determined on the Pricing Date).

With respect to the QQQ Fund: $[n] (to be determined on the Pricing Date).

With respect to the SPY Fund: $[n] (to be determined on the Pricing Date).

In each case equal to its Closing Value on the Pricing Date, as determined by the Calculation Agent and subject to adjustment, as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

TD SECURITIES (USA) LLC	P-3

Closing Value:	For each Reference Asset, the Closing Value will be the closing sale price or last reported sale price (or, in the case of NASDAQ, the official closing price) for that Reference Asset on a per-share or other unit basis, on any Trading Day for that Reference Asset or, if such Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Reference Asset.
Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.
Barrier Value:

With respect to the EEM Fund, $[n] (65.00% of its Initial Value, to be determined on the Pricing Date).

With respect to the QQQ Fund, $[n] (65.00% of its Initial Value, to be determined on the Pricing Date)

With respect to the SPY Fund, $[n] (65.00% of its Initial Value, to be determined on the Pricing Date).

Each Barrier Value is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Monitoring Period:	Final Valuation Date Monitoring
Limited Events of Default:	Notwithstanding anything to the contrary set forth in the prospectus, the only events of default for the Notes are expected to be (i) defaults in the payment of principal or any interest, as applicable, that continue for 30 business days and (ii) certain bankruptcy, insolvency or reorganization events. No other breach or default under our indenture or the Notes will result in an event of default for the Notes or permit the trustee or holders to accelerate the maturity of any debt securities – that is, they will not be entitled to declare the principal amount of any Notes to be immediately due and payable. See “Additional Risk Factors — Notwithstanding Anything to the Contrary Set Forth in the Prospectus, the Indenture Will Provide Only Limited Acceleration and Enforcement Rights for the Notes”.
Trading Day:	A day on which the principal trading market(s) for each Reference Asset is open for trading, as determined by the Calculation Agent.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
U.S. Tax Treatment:	By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this approach, any Contingent Interest Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, as a constructive ownership transaction under Section 1260 of the Code or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further herein under “Supplemental Discussion of U.S. Federal Income Tax Consequences” beginning on page P-25 and in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” beginning on page PS-38.

TD SECURITIES (USA) LLC	P-4

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Record Date:	The Business Day preceding the relevant Contingent Interest Payment Date, provided that if you sell the Notes in the secondary market on a Contingent Interest Observation Date, assuming the standard T+2 settlement, the purchaser of the Notes shall be deemed to be the record holder as of the applicable record date and, therefore, you will not be entitled to any payment attributable to that date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus).
Canadian Bail-in:	The Notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.

The Pricing Date, the Issue Date, and all other dates listed above are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes

You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-ES-ETF-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016:

https://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm

▪	Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016:

https://www.sec.gov/Archives/edgar/data/947263/000089109216016045/e70441_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. Alternatively, The Toronto-Dominion Bank, any Agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.

We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors

The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and the prospectus.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Your Investment in the Notes May Result in a Loss.

The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.

You Will Not Receive Any Contingent Interest Payment for Any Contingent Interest Payment Date If the Closing Value of Any Reference Asset on the Corresponding Contingent Interest Observation Date Is Less Than its Contingent Interest Barrier Value.

You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value. If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on each Contingent Interest Observation Date over the term of the Notes, you will not receive any Contingent Interest Payments, and you will not receive a positive return on your Notes. Generally, this non-payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Interest Payment on the Maturity Date, you will incur a loss of principal because the Final Value of the Least Performing Reference Asset will be less than the Barrier Value, and you may lose your entire Principal Amount.

The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation in the Price of Any Reference Asset.

The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely by the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the appreciation of any Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return would be if you made a direct investment in such Reference Asset or a security directly linked to the positive performance of such Reference Asset or a hypothetical investment in the stocks and other assets comprising the Reference Asset (the “Reference Asset Constituents”).

Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD with the same maturity date or if you invested directly in any of the Reference Assets or Reference Asset Constituents. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.

If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.

Investors Are Exposed to the Market Risk of Each Reference Asset on Each Contingent Interest Observation Date (Including the Final Valuation Date).

Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date). Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, you will receive a negative return equal to the Least Performing Percentage Change if the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.

TD SECURITIES (USA) LLC	P-7

Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of no Contingent Interest Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset.

The risk that you will not receive any Contingent Interest Payments and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset. With more Reference Assets, it is more likely that the Closing Value or Final Value of any Reference Asset will be less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date (including the Final Valuation Date) than if the Notes were linked to a single Reference Asset.

In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in value to a Closing Value or Final Value, as applicable, that is less than its Contingent Interest Barrier Value or Barrier Value on any Call Observation Date or Contingent Interest Observation Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Interest Rate, Contingent Interest Barrier Value and Barrier Value are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Contingent Interest Rate and lower Contingent Interest Barrier Values and Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Contingent Interest Payments or that the Final Value of any Reference Asset is less than its Barrier Value will occur is even greater despite a lower Barrier Value and Contingent Interest Barrier Value, and it is more likely that you will not receive any Contingent Interest Payments and that you will lose a significant portion or all of your initial investment at maturity.

Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.

Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.

Notwithstanding Anything to the Contrary Set Forth in the Prospectus, the Indenture Will Provide Only Limited Acceleration and Enforcement Rights for the Notes.

In connection with the implementation of certain Canadian federal statutes, and notwithstanding anything to the contrary set forth in the prospectus, the indenture under which the Notes are issued has been supplemented to provide that, for any Notes of a series issued on or after September 23, 2018, including the Notes offered by this pricing supplement, acceleration will only be permitted if (i) we default in the payment of the principal of, or interest on, any note of that series and, in each case, the default continues for a period of 30 business days, or (ii) certain bankruptcy, insolvency or reorganization events occur. As a result, before you invest in the Notes, you should consider the risk that your safeguards and your ability to effect remedies under the indenture will be limited. See “Events of Default” herein for additional information.

The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset and, as a result, you may suffer substantial losses.

The Amounts Payable on the Notes Are Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date) and Call Observation Dates.

Any payments on the Notes will be based on the Closing Value of the Least Performing Reference Asset only on the Contingent Interest Observation Dates (including the Final Valuation Date) and Call Observation Dates. Even if the market value of the Least Performing Reference Asset appreciates prior to the relevant Contingent Interest Observation Date but then drops on that day to a Closing Value that is less than its Contingent Interest Barrier Value, you will not receive any Contingent Interest Payment on the corresponding Contingent Interest Payment Date. Similarly, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Value of the Least Performing Reference Asset on a date other than the Final Valuation Date,

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and may be zero. Although the actual values of the Reference Assets at other times during the term of the Notes may be higher than the values on one or more Contingent Interest Observation Dates (including the Final Valuation Date) or Call Observation Dates, any Contingent Interest Payments on the Notes and the Payment at Maturity will be based solely on the Closing Value of the Least Performing Reference Asset on the applicable Contingent Interest Observation Date (including the Final Valuation Date) and Call Observation Dates.

The Contingent Interest Rate Will Reflect In Part the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.

Generally, the higher the Reference Assets’ volatility, the more likely it is that the Closing Value of each Reference Asset could be less than its Call Threshold Value or its Contingent Interest Barrier Value on an Autocall Observation Date or Contingent Interest Observation Date, or its Barrier Value on its Final Valuation Date. Volatility means the magnitude and frequency of changes in the values of the Reference Assets. This greater risk will generally be reflected in a higher Contingent Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Interest Rate is set on the Pricing Date, the Reference Assets’ volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply on the Contingent Interest Observation Dates, resulting in few or no Contingent Interest Payments or on the Final Valuation Date, resulting in a significant or entire loss of principal.

There Are Market Risks Associated with each Reference Asset.

The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, its investment adviser (each an “Investment Adviser”, and together, the “Investment Advisers”), the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Investment Advisers and the Reference Assets for your Notes. For additional information, see "Information Regarding the Reference Assets" in this pricing supplement and the Investment Adviser's SEC filings. We urge you to review financial and other information filed periodically by the Investment Adviser with the SEC.

Estimated Value

The Estimated Value of Your Notes Is Expected To Be Lower Than the Public Offering Price of Your Notes.

The estimated value of your Notes on the Pricing Date is expected to be lower than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.

The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.

The estimated value of your Notes on the Pricing Date is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially lower than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Public Offering Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes.

The estimated value of the Notes will not be a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized

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trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.

Changes that Affect the Target Index of a Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The Reference Assets are exchange-traded funds (“ETFs”) that seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of their Target Index. The policies of the sponsors of the Target Indices (each an “Index Sponsor”, and together, the “Index Sponsors”) concerning the calculation of the Target Indices, additions, deletions or substitutions of the components of a Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in a Target Index and, therefore, could affect whether a Contingent Interest Payment is payable, the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if an Index Sponsor changes these policies, for example, by changing the manner in which it calculates a Target Index. Some of the risks that relate to a target index of an ETF include those discussed in the product prospectus supplement, which you should review before investing in the Notes.

The Performance of a Reference Asset May Not Correlate With That of its Target Index.

The performance of a Reference Asset will not exactly replicate the performance of its Target Index because such Reference Asset will reflect transaction costs and fees that are not included in the calculation of the Target Index. It is also possible that a Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such Reference Asset, differences in trading hours between such Reference Asset and its Target Index or due to other circumstances.

The Value of a Reference Asset May Not Completely Track its NAV.

The net asset value (“NAV”) of a Reference Asset may fluctuate with changes in the market value of its Reference Asset Constituents. The market values of the Reference Asset Constituents of a Reference Asset may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the Reference Asset Constituents of a Reference Asset may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of that Reference Asset and may adversely affect the liquidity and prices of that Reference Asset, perhaps significantly. For any of these reasons, the market value of a Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.

Adjustments to a Reference Asset Could Adversely Affect the Notes.

The Investment Advisers (as discussed under “Information Regarding the Reference Assets”) are responsible for calculating and maintaining their Reference Asset. An Investment Adviser can add, delete or substitute the Reference Asset Constituents for its Reference Asset. An Investment Adviser may make other methodological changes to its Reference Asset that could change the value of such Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect any amount payable at maturity and/or the market value of the Notes.

There Are Liquidity and Management Risks Associated with an ETF and Each Reference Asset Utilizes a Passive Indexing Investment Approach.

Although shares of each Reference Asset are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. Each Reference Asset is subject to management risk, which is the risk that the investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, neither Reference Asset is managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Reference Asset, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its Target Index by investing in Reference Asset Constituents that generally replicate its Target Index. Therefore, unless a specific stock is removed from a Target Index, that Reference Asset generally would not sell a stock because that stock’s issuer was in financial trouble.

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An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets.

Because some of the Reference Asset Constituents held by a Reference Asset are publicly traded in non-U.S. countries and trade in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the non-U.S. securities markets may be more volatile and have less liquidity than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the non-U.S. issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices outside the U.S. are subject to political, economic, financial, military and social factors that apply in non-U.S. countries. These factors, which could negatively affect non-U.S. securities markets, include the possibility of changes in a non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies and the possibility of outbreaks of hostility or political instability or adverse public health developments. Moreover, non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses, capital reinvestment, resources and self-sufficiency.

An Investment in the Notes Is Subject to Exchange Rate Risk.

Some of the Reference Asset Constituents held by a Reference Asset are issued by non-U.S. issuers. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Reference Asset Constituents held by such Reference Asset are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of such Reference Asset will be adversely affected and the value of such Reference Asset, and consequently the market value of the Notes, may decrease.

Time Zone Differences Between the Cities Where the Reference Asset Constituents Held by a Reference Asset and such Reference Asset Trade May Create Discrepancies.

As a result of the time zone difference, if applicable, between the cities where the Reference Asset Constituents trade and where the shares of such Reference Asset trade, there may be discrepancies between the values of such Reference Asset and its Reference Asset Constituents. In addition, there may be periods when the non-U.S. securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of such Reference Asset remaining unchanged for multiple trading days in the city where the shares of such Reference Asset trade. Conversely, there may be periods in which the applicable non-U.S.securities markets are open, but the securities market on which such Reference Asset trades is closed.

An Investment in the Notes Is Subject to Emerging Markets Risk.

The Notes are linked to shares of the EEM Fund and are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are susceptible.

If the Values of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.

Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the value of each Reference Asset increases above its Initial Value during the life of the Notes, the market value of your Notes may not increase by the same amount and could decline.

We Have No Affiliation with Any Index Sponsor or Any Investment Adviser and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor or Any Investment Adviser.

The Index Sponsors and the Investment Advisers are not affiliates of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of any Index Sponsor or any Investment Adviser, including any actions of the type that would require the Calculation Agent to adjust any amounts payable on the Notes. The Index Sponsors and the Investment Advisers have no obligation of any sort with respect to the Notes. Thus, the Index Sponsors and the Investment Advisers have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the applicable Reference Asset or the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Index Sponsors or the Investment Advisers.

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There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine whether the Contingent Interest Payment is payable on any Contingent Interest Payment Date and the Payment at Maturity on the Notes. We will serve as the Calculation Agent but may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting a Reference Asset has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.

You Will Have No Rights to Receive Any Shares of Any Reference Asset or Any Reference Asset Constituents held by Any Reference Asset, and You Will Not Be Entitled to Any Dividends or Other Distributions by Any Reference Asset.

The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of any Reference Asset or any Reference Asset Constituents. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against the Investment Advisers, or any other rights with respect to any Reference Asset or any Reference Asset Constituents. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of a Reference Asset or its Reference Asset Constituents and received any dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of any Reference Asset or any Reference Asset Constituents.

You Will Have Limited Anti-Dilution Protection.

The Calculation Agent may adjust any Initial Value, Contingent Interest Barrier Value and Barrier Value for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect a Reference Asset, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Asset. Those events or other actions by the Investment Adviser or a third party may nevertheless adversely affect the value of each Reference Asset, and adversely affect the value of your Notes.

Any Contingent Interest Observation Date (including the Final Valuation Date) or Call Observation Date and the Related Payment Dates are Subject to Market Disruption Events and Postponement.

Each Contingent Interest Observation Date (including the Final Valuation Date) or Call Observation Date and the related payment dates (including the Maturity Date) are subject to postponement as described in the product prospectus supplement due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.

Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of the Notes.

We, the Agent and our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the values of the Reference Assets or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We, or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Assets or one or more Reference Asset Constituents.

These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

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We, the Agent and our affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the value of a Reference Asset or one or more Reference Asset Constituents and, therefore, the market value of the Notes, whether the Contingent Interest Payment is payable on any Contingent Interest Payment Date and the Payment at Maturity, if any.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement, and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Hypothetical Returns

The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Closing Values and Percentage Changes of the Reference Assets used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the Initial Value, the Closing Value, the Final Value or the value of any Reference Asset on any trading day prior to the Maturity Date. All examples assume, for hypothetical Reference Assets A, B and C, respectively, hypothetical Initial Values of $50.00, $200.00 and $300.00, Call Threshold Values of $50.00, $200.00 and $300.00 (each 100.00% of the applicable hypothetical Initial Value), Contingent Interest Barrier Values of $32.50, $130.00 and $195.00, respectively (each 65.00% of the applicable hypothetical Initial Value), Barrier Values of $32.50, $130.00 and $195.00, respectively (each 65.00% of the applicable hypothetical Initial Value), a Contingent Interest Payment of $16.25 per Note (reflecting a Contingent Interest Rate of 6.50% per annum), that a holder purchased Notes with a Principal Amount of $1,000 and that no Market Disruption Event occurs on any Call Observation Date or Contingent Interest Observation Date (including the Final Valuation Date). The actual Contingent Interest Rate, Initial Value, Barrier Value and Contingent Interest Barrier Value will be set forth on the cover page of the final pricing supplement.

Example 1 —	The Closing Value of Each Reference Asset is Greater than or Equal to its Call Threshold Value and Contingent Interest Barrier Value on the First Call Observation Date and The Notes Are Automatically Called.

Contingent Interest and Call Observation Date	Closing Values	Payment (per Note)
First

Reference Asset A: $51.00 (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)

Reference Asset B: $205.00 (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)

$1,000.00 (Principal Amount) + $16.25 (Contingent Interest Payment)
	Reference Asset C: $315.00 (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)	$1,016.25 (Total Payment upon Automatic Call)

If on the first Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value (and therefore also greater than its Contingent Interest Barrier Value), then the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,016.25 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment, for a return of 1.625% per Note. No further amounts will be owed under the Notes.

Example 2 —	The Closing Value of Each Reference Asset is Greater than or Equal to its Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates, the Notes Are Not Automatically Called on any Call Observation Date and the Final Value of Each Reference Asset is Greater Than its Barrier Value and Contingent Interest Barrier Value.

Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First through Eleventh

Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)

Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)

Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)

$178.75 (Aggregate Contingent Interest Payments)

Final Valuation Date

Reference Asset A: $35.00 (greater than its Barrier Value and Contingent Interest Barrier Value)

Reference Asset B: $150.00 (greater than its Barrier Value and Contingent Interest Barrier Value)

Reference Asset C: $210.00 (greater than its Barrier Value and Contingent Interest Barrier Value)

$1,000.00 (Principal Amount) + $16.25 (Contingent Interest Payment)
$1,016.25 (Total Payment on Maturity Date)

If the Closing Value of each Reference Asset on each of the first through eleventh Contingent Interest Observation Dates is greater than or equal to its Contingent Interest Barrier Value and the Closing Level of any Reference Asset is less than its Call Threshold Value on each Call Observation Date, we will pay the Contingent Interest Payment on the applicable Contingent Interest Payment Date and the Notes will not be subject to an automatic call. If the Final Value of each Reference Asset is greater than or equal to its Barrier Value and its Contingent Interest Barrier Value on the Final Valuation Date (which is also the final Contingent Interest Observation Date), then on the Maturity Date we will pay you a cash payment equal to $1,016.25 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. When added to the Contingent Interest Payments of $178.75 paid in respect of the prior Contingent Interest Payment Dates, we will have paid you a total of $1,195.00 per Note, a return of 19.50% per Note.

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Example 3 —	The Closing Value of Each Reference Asset is Less than its Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates, the Notes Are Not Automatically Called on any Call Observation Date and the Final Value of the Least Performing Reference Asset is Less Than its Barrier Value and Contingent Interest Barrier Value.

Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First through Eleventh	Reference Asset A: Various (all less than its Contingent Interest Barrier Value) Reference Asset B: Various (all less than its Contingent Interest Barrier Value) Reference Asset C: Various (all less than its Contingent Interest Barrier Value)	$0
Final Valuation Date

Reference Asset A: $25.00 (less than its Barrier Value and Contingent Interest Barrier Value)

Reference Asset B: $210.00 (greater than its Barrier Value and Contingent Interest Barrier Value)

Reference Asset C: $320.00 (greater than its Barrier Value and Contingent Interest Barrier Value)

		= $1,000 + ($1,000 x Percentage Change) = $1,000 + ($1,000 x –50.00%) = $500.00 (Total Payment on Maturity Date)

If the Closing Value of any Reference Asset on each of the first through eleventh Contingent Interest Observation Dates is less than its Contingent Interest Barrier Value (and therefore also less than its Call Threshold Value on each Call Observation Date), we will not pay the Contingent Interest Payment on any of the applicable Contingent Interest Payment Dates and the Notes will not be subject to an automatic call. If on the Final Valuation Date the Final Value of the Least Performing Reference Asset is less than the Barrier Value and Contingent Interest Barrier Value, then on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the product of the Principal Amount and Least Performing Percentage Change, for a total of $500.00 per Note, a loss of 50.00% per Note.

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Information Regarding the Reference Assets

Each Reference Asset is registered with the SEC under the Securities Act of 1933, the Exchange Act and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file periodically certain financial and other information. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

We have not independently verified the accuracy or completeness of reports filed by the Investment Adviser with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

We obtained the information regarding each Reference Asset and its Investment Adviser from publicly available information, including its filings with the SEC, and obtained the historical performance of each Reference Asset from Bloomberg Professional® service (“Bloomberg”). We have not conducted any independent review or due diligence about any such information. You are urged to conduct your own investigation into each Reference Asset and its Investment Adviser.

We have derived all information contained herein regarding the Reference Assets from publicly available information. With respect to each Reference Asset, such information reflects the policies of, and is subject to change by the issuer of such Reference Asset. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference.

iShares® MSCI Emerging Markets ETF

We have derived all information contained in this pricing supplement regarding the Reference Asset from publicly available information. Such information reflects the policies of, and is subject to changes by, the investment adviser of the Reference Asset BlackRock Fund Advisors (“BFA” or the “Investment Adviser”). We have not undertaken an independent review or due diligence of any publicly available information with respect to the Reference Asset.

The Reference Asset is one of the separate investment portfolios that constitute the iShares Trust. The Reference Asset seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the MSCI® Emerging Markets IndexSM (the “Target Index” or “MSCI Emerging Markets Index”). The Target Index was developed by MSCI Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the Target Index at any time. The Target Index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

The Reference Asset will generally invest at least 90% of its assets in the securities of the Target Index and in American depositary receipts (“ADRs”) or Global Depositary Receipts based on securities of the MSCI Emerging Markets Index. The Reference Asset may invest the remainder of its assets in other securities, including securities not in the MSCI Emerging Markets Index, but which BFA believes will help the Reference Asset track the MSCI Emerging Markets Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to its MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the Reference Asset. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Emerging Markets Index that collectively has an investment profile similar to the MSCI Emerging Markets Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. The Reference Asset may or may not hold all of the securities that are included in the Target Index.

Notwithstanding the Reference Asset’s investment objective, the return on your notes will not reflect any dividends paid on the shares of the Reference Asset, on the securities purchased by the Reference Asset or on the securities that comprise the Target Index.

The Target Index is a theoretical financial calculation while the Reference Asset is an actual investment portfolio. The performance of the Reference Asset and the Target Index may vary due to transaction costs, foreign currency valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Reference Asset’s portfolio and the Target Index resulting from legal restrictions (such as diversification requirements that apply to the Reference Asset but not to the Target Index) or the use of representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The Reference Asset, using representative sampling, can be expected to have a greater tracking error than an ETF using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its Target Index in approximately the same proportions as in the Target Index.

The Reference Asset will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the Reference Asset will concentrate its investments to approximately the same extent that the Target Index concentrates in the stocks of such particular industry or group of industries.

As of March 31, 2019, ordinary operating expenses of the Reference Asset are expected to accrue at an annual rate of 0.67% of the Reference Asset’s average daily net asset value. Expenses of the Reference Asset reduce the net value of the assets held by the Reference Asset and, therefore, reduce the value of the shares of the Reference Asset.

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The following tables display the top holdings and weightings by industry sector of the Reference Asset. (Sector designations are determined by the ETF sponsor using criteria it has selected or developed. ETF sponsors and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between ETFs or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the ETFs or indices.) We obtained the information in the tables below from the Reference Asset’s website without independent verification.

iShares® MSCI Emerging Markets ETF Top Ten Holdings as of March 31, 2019

Reference Asset Constituent Issuer	Percentage (%)
Tencent Holdings Ltd	4.94%
Alibaba Group Holding ADR	4.44%
Taiwan Semiconductor Manufacturing	3.69%
Samsung Electronics Ltd	3.52%
Naspers Limited	1.90%
China Construction Bank Corp (Hong Kong)	1.55%
China Mobile Ltd	1.18%
Ping An Insurance (Group) Co Of China	1.08%
Reliance Industries Ltd	1.06%
Industrial And Commercial Bank Of China	0.95%
Total	24.31%

iShares® MSCI Emerging Markets ETF Weighting by Sector as of March 31, 2019* ǂ

Sector	Percentage (%)
Financials	24.06%
Information Technology	14.52%
Consumer Discretionary	13.36%
Communication	12.24%
Energy	8.06%
Materials	7.33%
Consumer Staples	6.39%
Industrials	5.35%
Real Estate	3.14%
Health Care	2.64%
Utilities	2.51%
Other	0.40%
Total	100.00%

* Percentages may not sum to 100% due to rounding.

ǂ The Global Industry Classification Structure, which MSCI utilizes to classify the Reference Asset Constituents of the MSCI Emerging Markets Index, was updated in September 2018. Please see below for additional information about these updates.

iShares® MSCI Emerging Markets ETF Weighting by Country as of March 31, 2019*

Country	Percentage (%)
China	32.85%
Korea (South)	12.97%
Taiwan	11.31%
India	9.13%
Brazil	7.19%
South Africa	5.87%
Russian Federation	3.75%
Mexico	2.64%
Thailand	2.33%
Malaysia	2.19%
Other	9.78%
Total	100.01%

* Percentages may not sum to 100% due to rounding.

As of the close on May 31, 2018, MSCI began a multi-step process to include, in the MSCI Emerging Markets Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 semi-annual index review, MSCI added such large cap China A shares to the MSCI Emerging Markets Index at 2.5% of their foreign

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inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the MSCI Emerging Markets Index.

MSCI has announced that, beginning in May 2019, it will begin a three-step process to further increase the weight of China A shares in the MSCI Emerging Markets Index. The first step will coincide with the May 2019 semi-annual index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares in the MSCI Emerging Markets Index from 5% to 10% and add large cap ChiNext shares at 10% of their foreign inclusion factor-adjusted market capitalization. The second step will coincide with the August 2019 quarterly index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 10% to 15%. The third step will coincide with the November 2019 semi-annual index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 15% to 20% and add mid cap China A shares, including eligible ChiNext shares, to the MSCI Emerging Markets Index at 20% of their foreign inclusion factor-adjusted market capitalization. On completion of this three-step implementation, there will be 253 large- and 168 mid-cap China A shares, including 27 ChiNext shares, on a pro forma basis in the MSCI Emerging Markets Index, representing a weight of 3.3% in the pro forma index.

Additionally, MSCI has announced that, beginning in June 2019, it expects to include the MSCI Saudi Arabia Index in the MSCI Emerging Markets Index, representing on a pro forma basis a weight of approximately 2.6% of the MSCI Emerging Markets Index with 32 securities, following a two-step inclusion process. The first inclusion step is expected to coincide with the May 2019 semi-annual index review and the second inclusion step is expected to take place as part of the August 2019 quarterly index review. In addition, MSCI has announced the reclassification of the MSCI Argentina Index from a “frontier market” to an “emerging market”, and the MSCI Argentina Index is expected to be included in the MSCI Emerging Markets Index coinciding with the May 2019 semi-annual index review. MSCI expects to continue to restrict the inclusion in the MSCI Argentina Index to only foreign listings of Argentinian companies, such as ADRs.

As of the close of business on September 21, 2018, MSCI and S&P Dow Jones Indices LLC updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the MSCI Emerging Markets Index in connection with the November 2018 semi-annual index review.

Calculation Methodology for the Target Index

The performance of the Target Index is a free float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

Net Daily Total Return Methodology

The Target Index is a net daily total return index. A daily total return index measures the market performance, including price performance and income from regular cash distributions, while a net daily total return index measures the price performance and income from dividends, net of certain withholding taxes. MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to institutional investors. This net income is reinvested in the Target Index and thus makes up part of the total index performance. MSCI’s net daily total return methodology reinvests net cash dividends in indices the day the security is quoted ex-dividend, or on the ex-date (converted to U.S. dollars, as applicable). Certain dividends, including special/extraordinary dividends and commemorative dividends, are reinvested in the indices if, a day prior to the ex-date, the dividend impact on price is less than 5%. If the impact is 5% or more, the dividend will be reflected in the indices through a price adjustment. A specific price adjustment is always applied for stock dividends that are issued at no cost to the shareholders, an extraordinary capital repayment or a dividend paid in the shares of another company. Cash payments related to corporate events, such as mergers and acquisitions, are considered on a case-by-case basis.

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Effective with the May 2016 semi-annual index review, MSCI added the remaining free float-adjusted market capitalization of companies that traded outside of their country of classification (“foreign listed companies”) and were added at half their free float-adjusted market capitalization in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Investable Market Index (IMI) at the November 2015 semi-annual index review. Such companies were added to the MSCI China IMI, MSCI Hong Kong IMI, MSCI Israel IMI and MSCI Netherlands IMI within the MSCI ACWI IMI. Such companies met the “Foreign Listing Materiality Requirement”, which requires the aggregate market capitalization of all securities represented by foreign listings represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country IMI and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI IMI.

In making your investment decision you should review the prospectus for the Reference Asset, which is available on the Reference Asset’s website.

Shares of the Reference Asset are listed on the NYSE Arca under ticker symbol “EEM”. Information filed by iShares, Inc. with the SEC can be found by reference to its SEC file numbers: 033-97598 and 811-09102 or its CIK Code: 0000930667.

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Historical Information

The graph below illustrates the performance of the EEM Fund from April 16, 2009 through April 16, 2019. We obtained the information regarding the historical performance of the EEM Fund in the graph below from Bloomberg.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the EEM Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the EEM Fund. We cannot give you any assurance that the performance of the EEM Fund will result in any positive return on your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Invesco QQQ TrustSM, Series 1

We have derived all information contained herein regarding the QQQ Fund from publicly available information. Such information reflects the policies of, and is subject to changes by, Invesco Capital Management LLC, the sponsor of the QQQ Fund (the “Investment Adviser”) and The Bank of New York Mellon, the trustee of the QQQ Fund. We have not undertaken an independent review or due diligence of any publicly available information regarding the QQQ Fund.

The QQQ Fund is a unit investment trust that issues securities called “Trust Units” as “Units” of the QQQ Fund, each of which represents a fractional undivided ownership interest in the QQQ Fund. The QQQ Fund holds all the component securities of the NASDAQ-100 Index® (the “Target Index”), and is rebalanced quarterly and reconstituted annually. The Target Index includes 100 of the largest domestic and international nonfinancial companies listed on the Nasdaq Stock Market based on market capitalization. Its Target Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies.

As of December 31, 2018, ordinary operating expenses of the QQQ Fund are expected to accrue at an annual rate of 0.20% of the QQQ Fund’s daily net asset value. Expenses of the QQQ Fund reduce the net asset value of the assets held by the QQQ Fund and, therefore, reduce the value of the shares of the QQQ Fund.

As of December 31, 2018, the QQQ Fund’s five largest holdings are: Microsoft Corporation (10.13%), Apple Inc. (9.73%), Amazon.com Inc. (9.55%), Alphabet Inc. Class C common stock (4.74%) and Alphabet Inc. Class A common stock (4.17%).

In making your investment decision you should review the prospectus related to the QQQ Fund filed by the Investment Manager.

Shares of the Reference Asset are listed on the Nasdaq Global Market Exchange under ticker symbol “QQQ”. Information filed by the QQQ Fund with the SEC can be found by reference to its SEC file numbers: 333-61001 and 811-08947 or its CIK code  0001067839.

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Historical Information

The graph below illustrates the performance of the QQQ Fund from April 16, 2009 through April 16, 2019. We obtained the information regarding the historical performance of the QQQ Fund in the graph below from Bloomberg.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the QQQ Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the QQQ Fund. We cannot give you any assurance that the performance of the QQQ Fund will result in any positive return on your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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SPDR® S&P 500® ETF Trust

We have derived all information contained herein regarding the SPY Fund from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of the SPY Fund or by State Street Global Advisors Trust Company as trustee of the SPY Fund (the “Trustee”). TD has not undertaken an independent review or due diligence of any publicly available information regarding the SPY Fund.

The SPY Fund is a unit investment trust that issues securities called “trust units” or “units” of the SPY Fund (the “SPDRs”), each of which represents a fractional undivided ownership interest in the SPY Fund. The SPY Fund is designed to generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index. The Sponsor or Trustee on a nondiscretionary basis adjusts the composition of the portfolio of stocks held by the SPY Fund to conform to changes in the composition and/or weighting structure of the S&P 500® Index. Although the SPY Fund may at any time fail to own certain securities included within the S&P 500® Index, the SPY Fund will be substantially invested in the constituent stocks of the S&P 500® Index.

The S&P 500® Index was developed by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P 500® Index at any time. The S&P 500® Index is composed of the selected stocks of five-hundred (500) United States companies, all of which are listed on national stock exchanges and spans over 25 separate industry groups. Since 1968, the S&P 500® Index has been a component of the U.S. Commerce Department’s list of Leading Indicators that track key sectors of the U.S. economy.

As of March 31, 2019, ordinary operating expenses of the SPY Fund are expected to accrue at an annual rate of 0.0945% of the SPY Fund’s daily net asset value. Expenses of the SPY Fund reduce the net value of the assets held by the SPY Fund and, therefore, reduce the value of each unit of the SPY Fund.

As of March 31, 2019, the SPY Fund’s top holdings were stocks of U.S. companies in the following industry sectors: Information Technology (21.19%), Health Care (14.57%), Financials (12.70%), Consumer Discretionary (10.15%), Communication Services (10.11%), Industrials (9.48%), Consumer Staples (7.32%), Energy (5.43%), Utilities (3.33%) and Real Estate (3.09%).

In making your investment decision you should review the prospectus for the Reference Asset, which is available on the Reference Asset’s website.

Shares of the Reference Asset are listed on the NYSE Arca under ticker symbol “SPY”. Information filed by the SPY Fund with the SEC can be found by reference to its SEC file numbers: 033-46080 and 811-06125 or its CIK Code: 0000884394.

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Historical Information

The graph below illustrates the performance of the SPY Fund from April 16, 2009 through April 16, 2019. We obtained the information regarding the historical performance of the SPY Fund in the graph below from Bloomberg.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the SPY Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the SPY Fund. We cannot give you any assurance that the performance of the SPY Fund will result in any positive return on your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Discussion of U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product prospectus supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as pre-paid derivative contracts with respect to the Reference Assets. If your Notes are so treated, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid on or with respect to a Call Settlement Date or the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Upon the taxable disposition of your Notes, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition (adjusted for amounts or proceeds attributable to any accrued and unpaid Contingent Interest Payments, which would be treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Subject to the discussion below regarding the constructive ownership rules of Section 1260 of the Code, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Contingent Interest Payment Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership” transaction), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Supplemental Discussion of U.S. Federal Income Tax Consequences – Alternative Treatments” in the product prospectus supplement.

Section 1260. Because each Reference Asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Supplemental Discussion of U.S. Federal Income Tax Consequences — Section 1260” in the product prospectus supplement.

Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations.

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Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax to your investment in the Notes.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less a concession not in excess of the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or will offer the Notes directly to investors. TDS or other registered broker-dealers will offer the Notes at the public offering price set forth on the cover page of this pricing supplement, provided that certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $960.00 (96.00%) per Principal Amount of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.

Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.

Prohibition of Sales to European Economic Area Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions on the Pricing Date, and will be communicated to investors in a final pricing supplement.

The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.

On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. This range of estimated values was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” beginning on page P-7. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Additional Risk Factors” beginning on page P-7 of this pricing supplement.

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Events of Default

The indenture provides holders of Notes with remedies if we fail to perform specific obligations, such as making payments on the Notes, or if we become bankrupt. Holders should review the applicable provisions and understand which of our actions would trigger an event of default and which actions would not.

Under the indenture, “event of default” means any of the following:

•	we default in the payment of the principal of or interest on, as applicable, any note of that series and, in each case, the default continues for a period of 30 Business Days; or
•	we become insolvent or bankrupt or subject to the provisions of the Winding-up and Restructuring Act (Canada), or any statute hereafter enacted in substitution therefor, as such act, or substituted act, may be amended from time to time, (ii) we go into liquidation, either voluntary or under an order of a court of competent jurisdiction or (iii) we pass a resolution for our winding-up, liquidation or dissolution (with certain exceptions).

The indenture permits the issuance of notes in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis. For purposes of this section, with respect to notes issued on or after September 23, 2018, “series” refers to notes having identical terms, except as to issue date, principal amount and, if applicable, the date from which interest begins to accrue.

The indenture provides that:

•	if an event of default due to the default in payment of principal of or, if applicable, any premium or interest on, any series of senior notes issued under the indenture, or due to any event of default referred to in the last bullet of the preceding paragraph applicable to the senior notes of that series but not applicable to all outstanding senior notes issued under the indenture, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior notes of each affected series, voting as a single class, by notice in writing to TD, may declare the principal of (or such other amount as may be specified) all senior notes of each affected series and, if applicable, interest accrued thereon to be due and payable immediately; and
•	if an event of default due to specified events of bankruptcy, insolvency, winding up or liquidation of TD, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding senior notes issued under the senior debt indenture, treated as one class, by notice in writing to TD may declare the principal of (or such other amount as may be specified) all those senior notes and, if applicable, interest accrued thereon to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults.

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding senior notes affected, voting as one class, may annul past declarations of acceleration of or waive past defaults of the senior notes.

Differences in Events of Default

Notes issued by us prior to September 23, 2018, such as the Series A notes and the Series B notes, contain events of default that are different from those set forth above. In particular, the events of default applicable to the Series A notes and the Series B notes do not provide for a 30-business-day cure period with respect to any failure by us to pay the principal of or, if applicable, interest on those senior notes. Accordingly, if we fail to pay the principal of any series of Series A notes or Series B notes when due, the holders of such notes would be entitled to declare their securities due and payable following a 7-day cure period, whereas holders of Series C notes, Series D notes or Series E notes would not be entitled to accelerate the notes until 30 Business Days after our failure to pay the principal of the notes. In addition, if we fail to pay, if applicable, interest on any series of Series A notes or Series B notes when due, the holders of such notes would be entitled to declare their securities due and payable following a 30-calendar day cure period, whereas holders of Series C notes, Series D notes or Series E notes would not be entitled to accelerate the notes until 30 Business Days after our failure to pay, if applicable, the interest on the notes.

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